EXHIBIT 5.1

January 3, 2007

Phoenix Footwear Group, Inc.

5759 Fleet Street, Suite 220

Carlsbad, California 92008

RE:	1,000,000 SHARES OF COMMON STOCK, PAR VALUE
$.01 PER SHARE OF PHOENIX FOOTWEAR GROUP, INC.

Dear Sir or Madam:

We refer to the Registration Statement on Form S-8 (“Registration Statement”) filed by Phoenix Footwear Group, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 1,000,000 shares of common stock, par value $.01 per share (the “Shares”), of the Company which may be issued upon exercise of stock options or other awards granted to employees, outside directors or consultants of the Company pursuant to the Amended and Restated 2001 Long-Term Incentive Plan (the “Plan”).

We have examined the Registration Statement and the Plan and we are familiar with the proceedings to date with respect to the Plan and the proposed issuance and sale of the Shares and have examined such other records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary on a basis for this opinion. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on the foregoing, we are of the opinion that the Shares will be, as and when acquired in accordance with the terms and conditions of the Plan, legally issued, fully paid and non-assessable under the Delaware General Corporation Law.

We do not find it necessary for the purposes of this opinion to cover, and accordingly, we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

WOODS OVIATT GILMAN LLP

/s/ Woods Oviatt Gilman LLP